Exhibit  3(i)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                             JOHN WILEY & SONS, INC.

                Under Section 805 of the Business Corporation Law

                         ------------------------------


          It is hereby certified that:

          FIRST: The original name of the corporation is JOHN WILEY & SONS. The current name of the corporation is JOHN WILEY & SONS, INC.

          SECOND: The Certificate of Incorporation of the corporation was filed by the Department of State on January 15, 1904.

          THIRD: The Amendment of the Certificate of Incorporation of the corporation effected by this Certificate of Amendment is as follows: To increase the aggregate number of shares of capital stock which the corporation shall have authority to issue from Forty-four Million (44,000,000) to One Hundred Twenty-eight Million (128,000,000) by authorizing an additional Sixty Million (60,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and an additional Twenty-four Million (24,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.

          FOURTH: To accomplish the foregoing amendment, Article THIRD of the Certificate of Incorporation, relating to the number of shares of all classes of capital stock which the corporation shall have authority to issue, is hereby amended to read as follows: The total number of shares of all classes of capital stock which the corporation shall have authority to issue is One Hundred Twenty-eight Million (128,000,000) shares, consisting of Two Million (2,000,000) shares of Preferred Stock with a par value of One Dollar ($1.00) per share, Ninety Million (90,000,000) shares of Class A Common Stock with a par value of One Dollar ($1.00) per share, and Thirty-six Million (36,000,000) shares of Class B Common Stock with a par value of One Dollar ($1.00) per share.

          FIFTH: The foregoing Amendment of the Certificate of Incorporation of the corporation was authorized by a vote of the Board of Directors at a meeting held on June 25, 1998, followed by the vote of the holders of at least a majority of all of the outstanding shares of the corporation entitled to vote on the said Amendment of the Certificate of Incorporation at a meeting of the shareholders held on September 17, 1998.

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          IN WITNESS  WHEREOF,  we have subscribed this document on the date set forth below, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

September 30, 1998

                                           By       /s/Robert D. Wilder
                                                    -------------------
                                                    Robert D. Wilder
                                                    Executive Vice President and
                                                    Chief Financial Officer

                                            By       /s/Josephine Bacchi
                                                     -------------------
                                                     Josephine Bacchi
                                                     Corporate Secretary